Comparison of change in value of $10,000 investment in Dreyfus BASIC Intermediate Municipal Bond Portfolio and the Lehman Brothers 7-Year Municipal Bond Index

EXHIBIT A:

             Dreyfus BASIC      Lehman Brothers
              Intermediate           7-Year
  PERIOD       Municipal            Municipal
             Bond Portfolio       Bond Index *

  5/4/94        10,000               10,000
  8/31/94       10,312               10,226
  8/31/95       11,146               11,125
  8/31/96       11,599               11,559
  8/31/97       12,638               12,458
  8/31/98       13,714               13,408
  8/31/99       13,729               13,608
  8/31/00       14,602               14,452
  8/31/01       16,037               15,807
  8/31/02       16,939               16,892



* Source: Lehman Brothers